EXHIBIT 12(A)

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            PLUS PREFERRED SECURITIES
                                   (Millions)

                                                       -------------------------
                                                          For the Nine Months
                                                          Ended September 30,
                                                       -------------------------
                                                          2002          2001
                                                       -----------   -----------

Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations                $   204       $   292
Fixed Charges                                                322           377
Preferred Securities Dividend Requirements                   (10)          (22)
Preferred Stock Dividends - PreTax                            (5)           (7)
Capitalized Interest                                          (1)           (2)
                                                         -------       -------
Earnings                                                 $   510       $   638
                                                         =======       =======

Fixed Charges as Defined in
Regulation S-K (B):

Interest Expense                                         $   307       $   346
Interest Factor in Rentals                                     0             2
Preferred Securities Dividend Requirements                    10            22
Preferred Stock Dividends - (Gross Up for Tax)                 3             4
Adjustment to Preferred Stock Dividend Requirement             2             3
                                                         -------       -------
Total Fixed Charges                                      $   322       $   377
                                                         =======       =======

Ratio of Earnings to Fixed Charges                          1.58          1.69
                                                         =======       =======

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.